UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2022 (August 29, 2022)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	OPHC	NASDAQ Capital Market

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On August 23, 2022, the Board of Directors of OptimumBank Holdings, Inc. (the “Company”) elected Steven Newman as a director to fill the vacancy resulting from the earlier resignation of director Heng Fai Ambrose Chan. Mr. Newman was also appointed as a director of the Company’s subsidiary, OptimumBank.

The initial term as director for Mr. Newman will expire at the Company’s 2023 annual meeting of shareholders. Mr. Newman is independent under the NASDAQ Marketplace Rules and the Company’s criteria for determining director independence.

Mr. Newman is the Chief Executive Officer of Newman Group, LLC, a licensed real estate firm based in Ft. Lauderdale. He has been an active member of the South Florida business community since 1998. Mr. Newman is an experienced real estate investor. Mr. Newman is the Co-founder and Chairman of the Board of Freight Factoring Specialists, LLC, a middle market, full-service factoring company serving the transportation industry. Mr. Newman received his B.A. in Sociology from Queens College at the City University of New York in 1988. Mr. Newman has been an active community volunteer and board member at multiple charitable organizations and lives in Hollywood, Florida.

There are no arrangements or understandings between Mr. Newman and any other person pursuant to which Mr. Newman was elected to serve as a director, nor are there related party transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 3.02	Unregistered Sales of Equity Securities.

On August 23, 2022, the Company sold 17,000 shares of the Company’s common stock to Mr. Newman for a cash price of $4.50 per share, or a total of $76,500. The shares were issued in reliance of the exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 29, 2022	By:	/s/ Moishe Gubin
Moishe Gubin
Chairman